Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Nabors Industries Ltd. of our report dated March 3, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Nabors Industries Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 18, 2014